Exhibit 10.40



                                                              EXECUTION VERSION



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              INFORMATION TECHNOLOGY TRANSITION SERVICES AGREEMENT



                                  by and among



                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.,


                    THE GREAT ATLANTIC & PACIFIC TEA COMPANY

                                       AND

                                   METRO INC.



                           Dated as of August 15, 2005



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

         INFORMATION TECHNOLOGY TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of August 15, 2005 (the "Effective Date"), by and among The Great Atlantic & Pacific Tea Company, a Nova Scotia unlimited liability company ("Service Recipient") and Metro Inc., a Quebec company, ("Metro") (as guarantor of Service Recipient's obligations under this Agreement) on the one hand, and The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation ("Service Provider"), on the other hand. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement (as defined below).

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Purchase Agreement by and among Metro, 4296711 Canada Inc., a Canadian corporation ("Purchaser"), A&P Luxembourg S.a.r.l, a Luxembourg societe a responsabilite limitee and Service Provider dated as of July 19, 2005 (the "Purchase Agreement"), Service Provider agreed to provide to Service Recipient certain information technology ("IT") and other services, as more fully set forth herein; and

         WHEREAS, Service Recipient wishes to receive such IT and other services for use in connection with its business in order to ensure a smooth transition to such other IT systems as Purchaser may select.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                    SERVICES

         Section 1.01 Description of various services to be provided.

                  (a) IT Services. Service Provider shall provide the IT services set forth on Exhibit A (collectively, the "IT Services"). Except as otherwise specifically agreed by the parties, and subject to the terms of this Agreement, the IT Services shall be substantially similar to the equivalent IT services that Service Provider provides for its own business needs.

                  (b) Project Services. If Service Recipient desires to receive any of the application development, enhancement or integration services listed in Exhibit B (collectively, the "Project Services"), Service Recipient will provide Service Provider with a detailed written request for such proposed services (such request sufficiently detailed, to the extent reasonably practicable, to enable Service Provider to assess the feasibility of such request, and if reasonably feasible, estimate the resources and effort required to provide such proposed services). Based on such request, Service Provider shall evaluate such proposal, and if reasonably feasible, and not unduly burdensome in light of Service Provider's resource constraints and obligations, provide a draft work order (a "Work Order") for such services for Service Recipient's approval. Such Work Order shall be accepted or rejected as set forth in Section 1.01(e). Notwithstanding the foregoing, the Service Provider shall be obligated to provide any and all Data Extraction Services on a commercially reasonable timeline to be mutually agreed by the parties pursuant to Section 4.01(b). For purposes of this Agreement, "Data Extraction Services" shall mean the following Project Services in connection with the transition of the data related solely to the operation of the Business: (i) working with Service Recipient as necessary to determine the format in which such data shall be provided; (ii) extracting such data from Service Provider's systems; (iii) providing such data to Service Recipient in such format; and (iv) working with Service Recipient as necessary to determine the most efficient manner in which to complete the transition. Service Provider will be obligated to consider in accordance with the foregoing only such requested services that are directly related to the IT Services and that could not be obtained from other commercial service providers.

                  (c) Additional Services. Service Recipient may request, and Service Provider may propose, services in addition to the IT Services and the Project Services, or the expansion of the scope of any such service (collectively, "Additional Services"). Additional Services shall include all services that (i) are not primarily related to the transition of the IT aspects of the Business to Service Recipient's systems or (ii) that could be obtained from other commercial service providers. If Service Recipient desires to receive any such Additional Services, Service Recipient will provide Service Provider with a detailed written description of such proposed services. Based on such description, Service Provider shall have the right, in its sole discretion, to decline to provide such Additional Services. If Service Provider does not decline such Additional Services, Service Provider shall provide a draft Work Order for the provision of such services for Service Recipient's approval. Such Work Order shall be accepted or rejected as set forth in Section 1.01(d).

                  (d) Work Orders. Any Work Order shall describe (i) the services to be provided under such Work Order, (ii) the timeline for such services and (iii) the cost for such services (which may be expressed as an hourly rate). Upon delivery of a draft Work Order to Service Recipient, Service Recipient may approve or decline such Work Order. If Service Recipient declines such Work Order, then, within ten (10) business days or receipt of such Work Order, Service Recipient shall so notify Service Provider and Service Provider shall have no obligation to provide the services described therein. If Service Recipient approves such Work Order, then Service Provider shall provide the services in accordance therewith and subject to the terms and conditions of this Agreement. No Work Order shall be binding unless signed by both parties.

                  (e) Services. The IT Services, and any Project Services and Additional Services described in mutually agreed Work Orders, are collectively referred to herein as the "Services."

         Section 1.02 Disaster Recovery.

                  (a) As part of the IT Services, Service Provider will provide to Service Recipient substantially the same disaster recovery services as Service Provider provides to itself. In the event that Service Recipient wishes to receive additional or different disaster recovery Services, such services will be deemed Additional Services and be subject to the provisions of Section 1.01(d).

                  (b) Service Provider will consult with, and will not unreasonably discriminate against, Service Recipient in the creation, implementation and, if required, execution of Service Provider's disaster recovery plan. Service Provider will minimize any such discrimination where reasonably practicable to do so. Service Recipient acknowledges that certain discrimination is practically unavoidable, such as with respect to any Services that, practically speaking, must or should be restored serially among service recipients rather than simultaneously for all service recipients.

                  (c) Notwithstanding Sections 1.02(a) and (b), Service Provider shall not be required to provide disaster recovery services to the extent that Service Recipient has materially altered the facilities, equipment, hardware or software to which such disaster recovery services pertain. If Service Recipient wishes to receive disaster recovery services in such circumstances, then such services will be deemed Additional Services and be subject to the provisions of
Section 1.01(d).

         Section 1.03 Service Standards.

                  (a) For Services not governed by SLAs (as defined below) or other express service standards set forth herein, Service Provider will use commercially reasonable efforts to provide the Services substantially in the same manner, and with substantially the same functionality and performance, as it provides such services to itself, subject to the terms and conditions of this Agreement.

                  (b) As set forth in Exhibit E, certain of the IT Services will be subject to the Service Level Agreement ("SLA") set forth on Exhibit E. Service Provider will measure and report its performance relative to the SLAs, and the parties shall meet periodically to review such performance. In the event that Service Provider materially fails to meet any SLA, Service Provider will initiate a root cause analysis for any incident that contributed to the Service Provider missing such Service Level within a reasonable period of time after such incident and use commercially reasonable efforts to ascertain the actual root cause of such failure, which analysis shall include, where reasonable and practicable, Service Provider's plan for avoiding such incidents in the future. For the sake of clarity, there are no financial penalties associated with Service Provider's failure to meet an SLA.

                  (c) If the performance of the IT Services provided to Service Recipient as measured by the SLAs is materially inferior to the services Service Provider provides to itself, then Service Provider shall endeavor to identify and resolve the cause of the disparity. Service Provider shall attach greater priority to such endeavor than it attaches to any new or ongoing enhancement projects being performed (other than projects for emergency maintenance, to address changes in law, other time-sensitive matters or other matters that pose a material risk to Service Provider's or Service Recipient's respective businesses). The foregoing obligations shall not apply if the disparity is caused by any act or omission by Service Recipient, differences in the Services being provided (including differences attributable to changes in law applicable to Service Recipient), or in Service Recipient's facilities, equipment, hardware or software, or if such disparity is excused by the service standards or other provisions of this Agreement.

                  (d) Service Provider shall have the right, in its sole discretion, to make additions, deletions and other modifications to the SLAs from time to time, subject to the standard set forth in Section 1.03(a). Subject to the foregoing sentence, Service Provider will provide prior written notice to Service Recipient of such additions, deletions and modifications, and shall consider in good faith Service Recipient's concerns regarding such additions, deletions and modifications.

                  (e) It shall not be deemed to be a breach of this Agreement if Service Provider fails to meet the service standards set forth in this Section
1.03 because of (i) the failure of Service Recipient to cooperate with or provide information, services or decisions to Service Provider as required hereunder, (ii) changes reasonably deemed to be required by changes in law, technology or the availability of reasonably commercially available products and services, (iii) changes otherwise permitted hereunder, (iv) the inability of Service Provider to maintain such levels as a result of the demands on, or changes to, the relevant systems, processes or personnel, provided Service Recipient is not disproportionately affected, (v) the implementation of Work Orders or other changes to the Services agreed by the parties, (vi) failures by third party service providers or general Internet services, (vii) force majeure, or (viii) any other event or circumstance beyond Service Provider's reasonable control, provided that, with respect to (iv), (vi) and (viii) only, Service Provider expends commercially reasonable efforts to correct the situation within a reasonable period of time, at its cost.

                  (f) With respect to Services other than IT Services and Data Extraction Services, Service Provider shall endeavor to perform such Services in a workmanlike manner, and shall use commercially reasonable efforts to perform such Services in accordance with any specifications and timelines set forth in any Work Order or other mutually agreed documentation provided. Subject to the foregoing sentence, Service Provider provides no guarantees whatsoever that it will be able to deliver the functionality or other deliverables intended to be created or delivered pursuant to any Work Order related to Additional Services, that such functionality or other deliverables will meet Service Recipient's requirements, or that it will be able to meet any timelines set forth in such a Work Order. Subject to the previous sentence and the remedy provisions of
Section 10.04, Service Provider shall not be liable for any failure to provide such Services.

         Section 1.04 Service Recipients. Service Provider shall provide the Services to and for the benefit of Service Recipient and the Converted Stores. The Services may not be used by a third party, or by Service Recipient for the benefit of third parties, without Service Provider's prior written consent. For purposes of this Agreement, "Converted Stores" shall mean such stores owned by Loeb Canada Inc. ("Loeb Canada") as of the Effective Date and conducted under the "Loeb" or "Super C" banners in Ontario as Loeb Canada may elect to re-banner to "A&P" during the Term.

         Section 1.05 Means of Providing Services. Service Provider shall, in its sole discretion, determine the means and resources used to provide the Services in accordance with its business judgment. Service Provider shall have sole discretion and responsibility for staffing, instructing and compensating its personnel and third parties who perform the Services. Without limiting the foregoing, Service Provider may elect to modify or replace at any time (a) upon reasonable notice where practicable, the IT Services, provided that such modifications or replacements apply to Service Provider and Service Recipient;
(b) its policies and procedures; or (c) the environment used to provide the Services, including (i) the Affiliates of Service Provider or the third parties that provide all or any portion of the Services; (ii) the location from which any Service is provided; or (iii) the intellectual property, IT, products and services used to provide the Services, provided in each case that the service standards set forth in Section 1.03 are substantially maintained. Service Provider shall use commercially reasonable efforts: (a) to eliminate or minimize disruption to Service Recipient's business as a result of such modifications (for the avoidance of doubt, subject to Section 1.06), (b) not to implement such modifications during mutually agreed periods of time before and after cut-overs from such systems to Service Recipient's systems.

         Section 1.06 Right to Suspend Services. Notwithstanding anything set forth herein to the contrary, Service Provider may suspend or, if Service Provider deems necessary in its sole discretion, terminate, the provision of all or any part of any or all Services if Service Provider reasonably believes that
(a) the performance of its obligations relating thereto would violate any applicable law, regulation, judicial or administrative ruling, decision or policy issued by any governmental entity, (b) the performance of its obligations relating thereto would violate any third party patent of which Service Provider was not and should not reasonably have been aware, and Service Provider is unable to implement a commercially reasonable workaround; or (c) continued provision of such Services would preclude or materially impair Service Provider's ability to provide similar services to itself or its other service recipients, but only in the case of clause (a), to the extent reasonably necessary for Service Provider to ensure compliance therewith.

         Section 1.07 Compliance with Law. Without limiting the provisions of
Section 1.06, if any change in law or regulation renders Service Provider's performance of one or more of the Services burdensome or illegal, in Service Provider's reasonable judgment, the party becoming aware of such change in law shall provide prompt written notice thereof to the other party. The parties shall discuss the appropriate means of addressing such change in law, provided that (a) subject to Section 1.07(b), Service Recipient and Service Provider will be responsible for all incremental costs arising from changes in law in connection with their respective businesses, and (b) the Parties will share on a pro rata basis (based on each party's usage of the affected Services) all incremental costs arising from changes in law affecting the Services or their provision.

         Section 1.08 Modifications to IT Services by Service Provider. Service Provider reserves the right to modify the environment used to provide the IT Services, and the IT Services themselves, as Service Provider deems appropriate to serve Service Provider's internal business needs, provided that Service Provider shall not materially disrupt the Service Recipient's business as a result of such modifications. Service Provider shall not implement such modifications during mutually agreed periods of time before and after cut-overs from such systems to Service Recipient's systems.

         Section 1.09 Change Control. Should Service Recipient desire to make any changes to the Services (other than requests for Project Services or Additional Services) Service Recipient shall submit to Service Provider in writing a full description of such proposed changes. Service Provider shall, within a reasonable time after receipt of such description, advise as to whether Service Provider will agree to the proposed changes and, if so, submit to Service Recipient a Work Order setting forth a quotation for implementing such changes and specifying any impact on pricing or other terms of this Agreement.

                                   ARTICLE II

                             COOPERATION AND ACCESS

         Section 2.01 Cooperation. Each party will perform all of its obligations hereunder in good faith, and will cooperate diligently with the other in all matters relating to provision and receipt of the Services. Without limiting the generality of the foregoing, each party shall notify the other in advance of any changes to such party's operating environment or personnel, including changes with respect to employee status, and each party shall work with the other to minimize the effect of such changes.

         Section 2.02 Access to Facilities, Equipment and Personnel.

                  (a) Service Recipient shall grant to Service Provider's and its Affiliates' employees, service providers and other contractors physical and remote access to Service Recipient's facilities, systems, equipment and personnel as necessary for Service Provider to provide the Services.

                  (b) In connection with Data Extraction Services, Service Provider shall provide, at Service Recipient's request and on an as-available, mutually agreed basis, office space and network connections for approximately ten (10) employees of Service Recipient or its consultants at no additional charge. All office space and network connections requested by Service Recipient that are not related directly to Data Extraction Services shall be provided as Project Services and subject to Section 1.01(b).

                  (c) In connection with Data Extraction Services, Service Recipient may request and Service Provider shall provide access in a manner to be mutually agreed by the parties to Service Provider's facilities, personnel and equipment to Service Recipient at no additional charge. All access to Service Provider's facilities, personnel and equipment not related directly to Data Extraction Services shall be provided as Project Services and subject to
Section 1.01(b).

         Section 2.03 Access to Information.

                  (a) Each party shall provide upon the written request of the other any information within such party's possession, subject to applicable privacy laws, that the requesting party (i) reasonably requires to comply with requirements imposed on the requesting party by a governmental authority; (ii) reasonably requires for use by such requesting party in any proceeding or to satisfy audit, accounting, tax or similar requirements; or (iii) which the requesting party reasonably determines is necessary or advisable in the preparation of its financial statements or any reports or filings with any governmental agency.

                  (b) At the request of Service Provider, Service Recipient shall timely provide information, documentation and resources sufficient for Service Provider to perform the Services. Service Recipient will provide Service Provider with timely notice of decisions, approvals and acceptances in order that Service Provider may perform its obligations hereunder in a timely and efficient manner.

         Section 2.04 Errors. Service Provider may assume all information, documentation, decisions, approvals and acceptances provided by Service Recipient in connection with the Services are accurate, complete and final, and shall have no obligation to inquire as to any errors or omissions nor any obligation or liability for relying thereon (absent actual knowledge of any material error or omission). Service Recipient shall be responsible for the accuracy of all information and data provided by it or on its behalf to Service Provider.

         Section 2.05 Compliance. Each party shall comply with all applicable laws, regulations, statutes and guidelines. Without limiting the generality of the foregoing, Service Recipient shall comply with Service Provider's policies, standards and guidelines relating to the Services, information protection, and information and system security as such policies, standards and guidelines may be provided to Service Recipient from time to time. Such policies, standards, and guidelines are subject to change by Service Provider (as deemed necessary by Service Provider in the course of conducting its business operations); provided, however, that such changes shall be communicated to Service Recipient in advance in an effort to avoid or minimize any adverse impact on the business operations of Service Provider.

         Section 2.06 Security.

                  (a) Subject to Section 2.05, the parties shall work together to ensure that Service Provider is able to maintain its security requirements as new security-related issues may arise for either party.

                  (b) If either party, or its personnel, will be given access to the other party's computer systems or software ("Systems") in connection with the performance of the Services, the accessing party or its personnel, as the case may be, shall comply with all of such other party's written system security policies, procedures and requirements made available by each party to the other (as amended from time to time, the "Security Regulations"), and will not tamper with, compromise or circumvent any security or audit measures employed by such other party.

                  (c) Each party shall use its reasonable endeavors to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel regarding the restrictions set forth in this Agreement and establishing appropriate policies designed to effectively enforce such restrictions.

                  (d) If, at any time, either party determines that the other party or its personnel has sought to circumvent, or has circumvented, its Security Regulations, that any unauthorized personnel of the other party has accessed its Systems or that the other party or any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such party shall immediately terminate any such personnel's access to the Systems and notify the other party. Each of Service Provider and Service Recipient shall access and use only those Systems, and within such Systems, only such data and information, to which it has been granted the right to access and use. Notwithstanding the foregoing, any party shall have the right to deny the personnel of the other party access to such party's Systems, after prior written notice, in the event the party reasonably believes that such personnel pose a security concern.

                  (e) A material failure to comply with the Security Regulations shall constitute a material breach of this Agreement. All user identification numbers and passwords of a party disclosed to the other party and any information obtained from the use of the disclosing party's Systems shall be deemed Confidential Information of the Disclosing Party without the need for the Disclosing Party to specifically identify such information as such.

                  (f) Each party will cooperate with the other party in investigating any apparent unauthorized access to party's Systems or any apparent unauthorized release by a party or such party's personnel of Confidential Information of a party. Each party will: (i) immediately notify the other party if such party has revoked access to its own Systems to any of its personnel if such personnel also has access to the other party's Systems; and
(ii) to the extent reasonably possible, will immediately revoke any access to the other party's Systems once such party's Personnel no longer has a need to access the other party's Systems.

                  (g) Each party will use commercially reasonable efforts to prevent the introduction of viruses and other unauthorized software or mechanisms into their and, to the extent of such party's access to the other party's computer systems, the other party's computer systems. If a virus or other unauthorized software or mechanism is found to have been introduced into Service Recipient's systems or Service Provider's systems and affected the Services, as Service Recipient's sole and exclusive remedy, Service Provider shall take reasonable efforts to remove such virus, unauthorized software or mechanism from such systems and to assist in mitigating any interruption to the Services (subject to Article X).

         Section 2.07 Services Information. Service Provider shall maintain reasonable documentation in respect of the Services provided hereunder, consistent with its past practice, which Service Provider will make available to Service Recipient upon Service Recipient's request, subject to Service Provider's confidentiality and other obligations to any third parties.

                                   ARTICLE III

                              THIRD PARTY CONTRACTS

         Section 3.01 Subcontractors and Suppliers. Service Provider may subcontract some or all of the Services to another provider, including third parties and Service Provider's Affiliates. Service Provider shall have sole discretion with respect to the evaluation and selection of such other providers; provided that Service Provider shall (a) consult with and consider in good faith any recommendations or concerns raised by Service Recipient with respect to such other providers, and (b) remain responsible for the performance of the Services in accordance with the terms and conditions of this Agreement.

         Section 3.02 Third Party Contracts. Services provided by third parties through Service Provider or using third party intellectual property, products or services are subject to the terms and conditions of any agreements between Service Provider and such third parties. Each of Service Provider and Service Recipient is responsible for its compliance with its own third party contracts and the applicable third party contracts of the other party disclosed to such party, provided that, Service Provider will not be obligated to comply with any onerous or unreasonable terms under any such third party contract of Service Recipient. In the event that Service Provider reasonably determines that any such terms are onerous or unreasonable, Service Provider shall so notify Service Recipient, and the parties will work together to implement either a compromise with such third party or an alternative arrangement. Each party will pass through to the other party any applicable rights or benefits under the underlying contract with the third party, including any warranties or indemnifications, to the extent permitted by the applicable contracts.

         Section 3.03 Required Consents. Service Recipient will be responsible for obtaining any necessary third party consents, additional licenses and other rights under its third party contracts to which Service Provider requires access to perform the Services. Service Provider shall use commercially reasonable efforts to obtain any necessary third party consents, additional licenses and other rights under its third party contracts in order to perform the Services. If any consent, additional license or other right cannot be reasonably obtained, the parties shall discuss acceptable alternative arrangements, if possible and as necessary, to provide the Services sufficient for the Service Recipient's purposes. In no event shall the foregoing require Service Provider to undertake any material changes to its IT infrastructure or to its development, operational or business processes or plans. The Service Recipient and the Service Provider shall share equally up to CA$6,000,000 (or up to CA$3,000,000 each) with respect to any and all costs related to obtaining any such necessary third party consents, additional licenses and other rights under Service Provider's third party contracts in order to perform the Services (collectively, "Consent Costs"). Service Provider shall be solely responsible for Consent Costs in excess of CA$6,000,000 and up to CA$20,000,000. Service Recipient and Service Provider shall share equally Consent Costs in excess of CA$20,000,000.


                                   ARTICLE IV

                                   GOVERNANCE

         Section 4.01 Relationship Managers and Committees.

                  (a) Relationship Managers. Each of Service Provider and Service Recipient shall appoint a Relationship Manager to coordinate provision of the Project Services to Service Recipient. The Relationship Managers will meet on a monthly basis to review performance, discuss issues and address any other relevant relationship management issues. The name and contact information of each party's Relationship Manager is set forth on Exhibit D.

                  (b) Operational Steering Committee. The parties shall establish an Operational Steering Committee consisting of an equal number of representatives from each of Service Provider and Service Recipient. The Operational Steering Committee shall meet as frequently as necessary, in person or by telephone, to discuss and agree upon, subject to the other terms and conditions of this Agreement, the Services to be provided in connection with system transition and system integration, including Data Extraction Services, and the schedule pursuant to which such Services will be provided.

                  (c) Executive Committee. The parties shall establish an Executive Steering Committee consisting of an equal number of executives from each of Service Provider and Service Recipient. During the twelve (12) months immediately following the Effective Date, the Executive Steering Committee shall meet once per month, in person or by telephone, to discuss the Strategic Plan, and thereafter at least once annually and otherwise as mutually agreed by the parties.

         Section 4.02 Project Services. Subject to Section 4.01(b), in connection with Project Services, the parties will use the project life cycle and software life cycle procedures as are used by Service Provider as of the Effective Date.(1)

         Section 4.03 Strategic Plan. Service Recipient shall provide to Service Provider by January 31, 2006 an initial strategic plan for Services for calendar year 2006, and thereafter, for each calendar year during the Term, provide its strategic plan for Services at least three (3) months prior to the end of the then-current calendar year, in order to allow Service Provider to assess the requested Services, approve, propose modifications to, or reject the strategic plan, in whole or in part, and make appropriate resource allocations and prioritizations for approved elements of such plan.

                                   ARTICLE V

                         INTELLECTUAL PROPERTY AND DATA

         Section 5.01 License Grant to Service Recipient. Service Provider hereby grants to Service Recipient a non-exclusive, non-transferable license to
(a) copy and use the documentation provided hereunder solely for the purposes of receiving the Services, and (b) copy and use such Service Provider software (such as client software for receiving Services delivered using a client-server software application) as may be required by Service Recipient to receive the Services.

         Section 5.02 License Grant to Service Recipient in connection with its Business. Service Provider hereby grants to Service Recipient a non-exclusive, perpetual, sublicensable, transferable, royalty-free, irrevocable license to exercise all rights under intellectual property owned by Service Provider and used by Service Provider as of the Closing Date in connection with such warehouse and store systems set forth on Exhibit H as Service Recipient may select for any and all purposes in Service Recipient's and the Converted Stores' businesses. Service Recipient's license rights shall survive any termination of this Agreement for the intellectual property that Service Recipient shall continue to use following the system transition and system integration processes.

         Section 5.03 License Grant to Service Provider in connection with the Services. Service Recipient hereby grants to Service Provider a non-exclusive, royalty-free, fully paid-up license to all intellectual property owned or licensed (subject to Section 3.03) by Service Recipient and necessary or desirable for Service Provider to perform the Services, solely in connection with provision of the Services in accordance with this Agreement.

         Section 5.04 License Grant to Service Provider in connection with its Business. Service Recipient hereby grants to Service Provider a non-exclusive, perpetual, sublicensable, transferable, royalty-free, irrevocable license to exercise all rights under intellectual property owned by Service Recipient and used by Service Provider as of the Closing Date for any and all purposes in its and its Affiliates' businesses, through any and all means, now known or hereafter invented or discovered. Service Provider's license rights shall survive any termination of this Agreement.

         Section 5.05 Ownership of Data. Service Recipient shall own all right, title and interest in and to all data generated for Service Recipient by Service Provider in performing the Services ("Service Data"), provided that Service Provider shall own all right, title and interest in and to all data of a technical nature generated in providing the Services that relates to the operation of Service Provider's services infrastructure. Notwithstanding the foregoing, Service Provider may retain and use one copy of the Service Data for regulatory purposes only.

         Section 5.06 Ownership of Intellectual Property. Except as otherwise set forth herein, each of Service Provider and Service Recipient shall retain all right, title and interest in and to its respective intellectual property and data, and no other license or other right, express or implied, is granted hereunder by either party to its intellectual property or data. Except as otherwise expressly agreed to in writing for any given project, Service Provider shall exclusively own all right, title and interest throughout the world in and to all intellectual property created by it in connection with the performance of this Agreement, and Service Recipient hereby assigns any and all right, title or interest it may have in any such intellectual property to Service Provider. Service Recipient agrees to execute any documents and take any other actions reasonably requested by Service Provider to effectuate the purposes of this Section.

                                   ARTICLE VI

                                      FEES

         Section 6.01 Implementation and Set-Up Costs. Each party shall bear all of its own implementation and set-up costs and expenses incurred in connection with the Services. Such implementation and set-up costs shall include, without limitation, any costs incurred in connection with converting Service Provider's IT environment to enable Service Provider to provide the Services, provided that the parties shall cooperate in good faith to minimize the implementation and set-up costs of both parties.

         Section 6.02 IT Services. In consideration of the IT Services set forth on Exhibit A, Service Recipient shall pay to Service Provider a fee of CA$20,000,000 per year (the "Flat Fee"). For the sake of clarity, such Flat Fee includes data archiving services, but does not include telecommunications fees, which services may be requested as Additional Services. With respect to IT Services provided to Converted Stores, the Flat Fee shall be subject to a pro rata increase to be mutually agreed by the parties and based on (a) the number of Converted Stores and (b) the number and nature of the IT Services provided to such stores.

         Section 6.03 Project Services.

                  (a) In consideration of the Project Services, Service Recipient shall pay to Service Provider a blended rate of eighty dollars ($80
USD) per employee per hour (the "Blended Rate"), which rate is subject to increases once annually, increases corresponding to increases in the Consumer Price Index. For the purposes of this Section, "Consumer Price Index" means the "Consumer Price Index-All Urban Consumers" published by the United States Department of Labor, Bureau of Labor Statistics.

                  (b) Notwithstanding Section 6.03(a), (i) in the event that Service Recipient requests a Project Service other than a Data Extraction Service that requires an elevated degree of expertise, such that the third party engaged by Service Provider to provide such service would charge a fee substantially in excess of the Blended Rate, Service Provider shall so advise Service Recipient in response to such request and, subject to Section 1.01(b), Service Provider shall provide such Project Services at the rate charged by such third party provider, and (ii) in the event that the parties elect jointly to develop a project for their mutual benefit, the cost of such project shall be allocated between them in a manner to be agreed by the parties and set forth in the project plan for such project.

                  (c) All hours billed to Service Provider in connection with Project Services shall be tracked by Service Provider's time tracking system, "OutProj."

         Section 6.04 Service Provider Costs. Except as otherwise set forth in Sections 6.01 through 6.03 above, Service Recipient shall pay any incremental costs incurred by Service Provider as a result of its provision of the Services to Service Recipient.

         Section 6.05 Service Recipient Costs. Service Recipient shall be solely responsible for its own costs and expenses in connection with its receipt of the Services including the cost of all required modifications to store topography that provides required data to the central core systems.

         Section 6.06 Taxes

                  (a) Generally. Service Recipient shall pay all taxes imposed on the Services or on any payments made hereunder, including sales and use taxes, if and as applicable, but excluding any Service Provider income taxes, if any.

                  (b) Sales Tax, GST, HST.

                           (i) All fees and other amounts payable hereunder are exclusive of any sales or value added taxes, including retail sales, Goods and Services Tax ("GST"), and Harmonized Sales Tax ("HST").

                           (ii) Service Provider is not required to be and is not a GST or HST registrant for the purposes of Part XI of the Excise Tax Act (Canada) and shall not charge GST or HST on any fees or other amounts payable hereunder in respect of Services. In the event Service Provider is required to or becomes a GST or HST registrant, Service Provider shall charge and Service Recipient shall pay GST or HST as required by Law.

                  (c) Withholding Tax.

                           (i) All fees and other amounts payable hereunder shall be paid net of any withholding for tax required by applicable law.

                           (ii) In the event that the Service Recipient proposes to withhold an amount, in accordance with section 105 of the Income Tax Regulations (Canada), in respect of the payment of any fees or other amounts payable to Service Provider hereunder, Service Recipient shall so inform Service Provider prior to making such payment. The parties shall in good faith use reasonable efforts to determine and agree, in writing, the amount of the payment allocable solely to Services rendered in Canada, and Service Recipient shall withhold only on such amount.

         Section 6.07 Payment Terms. The Flat Fee will be paid in thirteen (13) equal four-week installments. All other fees and expenses hereunder will be invoiced on a monthly basis. All invoices are payable within thirty (30) days of receipt. All fees and other amounts not paid when due are subject to an interest rate of the lesser of twelve percent (12%) per annum, compounded monthly, and the maximum amount permitted by law. All fees and other amounts payable hereunder shall be paid in U.S. dollars.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

         Section 7.01 Corporate Status. Each party represents and warrants to the others that it is duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation and each (a) has all requisite corporate power and authority to carry on its business as it is now being conducted and
(b) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified.

         Section 7.02 Authority and Enforceability. Each party represents and warrants to the others that the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each party and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

         Section 7.03 No Conflict. Each party represents and warrants to the others that the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby will not (a) violate any applicable Law to which such Party is subject; (b) except with respect to consents that will be obtained pursuant to Section 3.03, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Contract or (c) violate its charter, bylaws or other organizational documents.

                                  ARTICLE VIII

                              TERM AND TERMINATION

         Section 8.01 Term. This Agreement is effective on the Effective Date and shall continue in effect until the expiration of the Term. Service Provider will provide the Services to Service Recipient for an initial term of twenty-four (24) months (the "Initial Term"). Service Recipient may request renewal of this Agreement with respect to any Service hereunder for two (2) additional six (6) months term (the Initial Term, together with any such renewal term, the "Term") upon six (6) months' prior written notice. The terms and conditions of the Agreement shall continue to apply during any renewal term except that the then current Flat Fee shall be subject to an increase, such increase corresponding to the increase in the Consumer Price Index as defined under Section 6.03 of this Agreement.

                           Section 8.02 Termination.

                  (a) Either party may terminate this Agreement in the event of:

                           (i) a material breach by the other any of its obligations under this Agreement that is not cured within thirty (30) days after written notice thereof to the breaching party's Relationship Manager; or

                           (ii) the other party (1) being proposed or filing for bankruptcy, (2) becoming or being declared insolvent, or being the subject of any bona fide proceedings related to its liquidation, administration, provisional liquidation, bankruptcy or insolvency that is not dismissed within sixty (60) days, or having a receiver, manager, receiver-manager, trustee or similar officer appointed for it, (3) passing a resolution for its voluntary liquidation, (4) having a receiver, manager, receiver-manager, trustee or similar officer appointed over all or substantially all of its assets, (5) making an assignment for the benefit of all or substantially all of its creditors, (6) entering into an agreement or arrangement for the composition, extension, or readjustment of substantially all of its obligations or any class of such obligations, or (7) experiencing an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated;

                  (b) Service Recipient may terminate a Service:

                           (i) in accordance with the Strategic Plan with respect to any of the core IT Services listed in Exhibit F (collectively, the "Core Services"), provided that, if Service Recipient terminates a Core Service in its entirety, such termination shall result in a pro rata reduction of the Flat Fee by the annual amounts set forth in Exhibit F once such Service is no longer provided;

                           (ii) on six (6) months' prior written notice with respect to all Services that are not Core Services, provided that such termination shall not result in a reduction of the Flat Fee; and

                           (iii) if such Service is a Service subject to an SLA Termination Event (as set forth on Exhibit G), upon twelve (12) months prior written notice, if, subject to Section 1.03, an SLA Termination Event occurs.

                  (c) Service Provider may terminate this Agreement (i) upon twelve (12) months prior written notice, in the event Service Recipient is acquired by a competitor of Service Provider.

                  (d) Any termination under this Section shall take effect upon the completion of the Termination Transition Assistance services, as described in Section 8.04 below.

         Section 8.03 Survival. Sections 5.02, 5.04-5.06, 8.03, 10.01-10.03,
12.01, 12.03, 12.06-12.08, 12.11-12.13 and 12.15-12.19, and Articles VI and IX
shall survive any expiration or termination of this Agreement.

         Section 8.04 Termination Transition Assistance.

                  (a) If requested by Service Recipient, prior to the termination or expiration of this Agreement or any Service, Service Provider shall provide termination assistance services to assist Service Recipient in transitioning the IT Services to Service Recipient or a successor service provider ("Termination Transition Assistance") as a Project Service pursuant to
Section 1.01(b). For the avoidance of doubt, Service Provider shall not be obligated to provide Termination Transition Assistance following the expiration of the Term.

                                   ARTICLE IX

                                 CONFIDENTIALITY

         Section 9.01 Confidentiality. In the course of the provision or receipt of Services, each party may disclose or make accessible to the other (for purposes of this Article IX, the Party disclosing or making accessible such information shall hereinafter be referred to as the "Disclosing Party," and the party receiving such information shall hereinafter be referred to as the "Recipient") certain information which is material and non-public, confidential or proprietary in nature. Such information may include, without limitation, (a) personnel data, business plans and strategies and marketing ideas and concepts, including with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, sales strategies, customer information, market testing information, development plans, specifications, customer requirements, configurations, designs, plans, apparatus, software, hardware, data, prototypes, or other technical and business information, and (b) the specific terms, conditions and information contained in this Agreement and the Exhibits hereto (collectively, the "Confidential Information").

         Section 9.02 Duty to Maintain Confidentiality. The Recipient shall use commercially reasonable efforts to disclose Confidential Information only to those of its employees, Affiliates, agents and contractors on a reasonable need-to-know basis in connection with this Agreement and the Recipient's rights and obligations hereunder, and the Recipient shall use commercially reasonable efforts to:

                  (a) protect the confidentiality of Confidential Information in accordance with the policies and procedures which the Recipient has in effect at any such time with respect to its own comparable Confidential Information but in no event less than in accordance with industry standards; and

                  (b) use, and cause its employees, Affiliates, agents and contractors (during their employment or association with the Recipient) to use and maintain the confidentiality of, all Information received by it from the Disclosing Party solely in connection with the provision, receipt or pricing of the Services or performance of other obligations under this Agreement, and for no other purpose whatsoever except to the extent necessary to exercise, enforce or protect any rights of the Recipient under this Agreement, whether in any dispute arising pursuant to this Agreement or otherwise.

         Section 9.03 Limitations. For the purposes of this Agreement, the Confidential Information shall not be deemed non-public, confidential or proprietary in nature and the Recipient shall have no obligation with respect to any information that:

                  (a) is or becomes part of the public domain through publication or otherwise, and through no breach of this Agreement, negligence or other fault of the Recipient;

                  (b) is reasonably documented as developed by the Recipient independent of any Confidential Information that it receives from the Disclosing Party;

                  (c) is or becomes available to the Recipient from a source other than the Disclosing Party, provided that the Recipient has no reason to believe that such source has an obligation of confidentiality to the Disclosing Party in respect of such Confidential Information;

                  (d) is, subject to paragraph (f) of this Section 9.03, required to be disclosed by law, governmental order, judicial process or the rules of an applicable securities exchange; or

                  (e) the disclosure of which is mutually agreed to by the parties.

         Section 9.04 Required Disclosure. If the Recipient is required by oral questions, interrogatories, examinations for discovery, cross-examinations, requests for information or documents, subpoena, civil investigative demand or similar process to disclose any Information, the Recipient shall promptly notify the Disclosing Party of such request or requirement and shall reasonably cooperate with the Disclosing Party such that the Disclosing Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, the Recipient is compelled to disclose the Confidential Information, the Recipient may disclose only so much of the Information to the party compelling disclosure as is required by law, and shall exercise commercially reasonable efforts to ensure that such Information receives confidential treatment. The Disclosing Party shall reimburse the Recipient for all reasonable out-of-pocket costs it incurs in complying with this Section.

         Section 9.05 Care and Inadvertent Disclosure. With respect to any Confidential Information, the Recipient agrees that, upon discovery of any inadvertent disclosure or unauthorized use of said Information, or upon obtaining written notice of such a disclosure or use from the Disclosing Party, it shall take commercially reasonable actions to seek to prevent any further inadvertent disclosure or unauthorized use.

         Section 9.06 Effectiveness. The confidentiality obligations contained in this Article IX shall survive for a period of five (5) years after the termination or expiration of this Agreement.

                                   ARTICLE X

                     DISCLAIMER AND LIMITATION OF LIABILITY

         Section 10.01 Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED COLLATERAL OR STATUTORY, IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING REGARDING ANY OF THE SOFTWARE LICENSED HEREUNDER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SERVICE RECIPIENT ACKNOWLEDGES THAT THE LICENSES GRANTED IN THIS AGREEMENT AND THE SERVICES PROVIDED HEREUNDER ARE PROVIDED "AS IS." SERVICE RECIPIENT ASSUMES ALL RISKS IN CONNECTION WITH ITS USE OF SUCH SOFTWARE AND SERVICES. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE PURCHASE AGREEMENT.

         Section 10.02 Limitation of Service Provider's Liability. EXCEPT IN CONNECTION WITH SERVICE PROVIDER'S INDEMNIFICATION OBLIGATIONS HEREUNDER TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE TO ANY OTHER PARTY FOR ANY DAMAGES UNDER THIS AGREEMENT OTHER THAN DIRECT DAMAGES. IN NO EVENT SHALL SERVICE PROVIDER'S AGGREGATE LIABILITY HEREUNDER EXCEED CA$5,000,000.

         Section 10.03 Limitation of Consequential Damages. EXCEPT IN CONNECTION WITH EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER, NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE) RESULTING OR ARISING FROM THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF CONDITION, WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

         Section 10.04 Limited Remedies.

                  (a) Notwithstanding anything to the contrary contained herein, in the event that Service Provider commits an error with respect to, or incorrectly performs or fails to perform, any Service, and Service Provider, in the ordinary course of its business, would have corrected such error or performed or re-performed a similar service for itself, then at Service Recipient's request, to the extent practicable to do so, Service Provider shall use commercially reasonable efforts to correct such error, re-perform or perform such Service. In providing such correction, re-performance or performance, Service Provider shall act with the same degree of care used in correcting such error, re-performing or performing a similar service for itself, and with priority equal to that provided for similar services to itself, at no cost to Service Recipient. Notwithstanding the foregoing, Service Provider shall have no obligation to recreate any lost or destroyed data, but will provide such data to Service Recipient to the extent the same is re-created through such error correction, performance or re-performance of Services.

                  (b) In addition to the limited remedies set forth in Section 10.4(a), Service Recipient may propose that additional efforts be undertaken, as Additional Services, to cure the effects of errors or other failures regarding the Services, or to recreate lost or damaged data, provided that such request is not unduly burdensome and does not present any material adverse risks to Service Provider. Service Provider will not unreasonably withhold its approval of any Work Order to provide such Additional Services.

                  (c) Except as set forth above or in Section 11.01, Service Provider will not be liable in connection with the Services, except to the extent arising from its gross negligence or willful misconduct.

                                   ARTICLE XI

                                 INDEMNIFICATION

         Section 11.01 By Service Provider. Service Provider shall indemnify and hold harmless Service Recipient and its Affiliates, directors and officers (collectively, "Service Recipient Indemnified Parties") from and against all actual out-of-pocket losses, damages, liabilities, claims, costs and expenses (including reasonable attorney's fees and expenses), interest, penalties, taxes, judgments and settlements (collectively, "Losses") incurred by any Service Recipient Indemnified Party by reason of (a) third party claims arising from Service Provider's gross negligence or willful misconduct, or (b) except with respect to the systems licensed pursuant to Section 5.02, infringement of a third party's copyright, trademark or trade secret rights.

         Section 11.02 By Service Recipient. Service Recipient shall indemnify and hold harmless Service Provider and its Affiliates, directors and officers (collectively, "Service Provider Indemnified Parties") from and against all Losses incurred by any Service Provider Indemnified Parties by reason of third party claims arising from (a) Service Recipient's breach of this Agreement or
(b) Service Recipient's receipt or use of the Services, except to the extent that such claims are caused by Service Provider's gross negligence or willful misconduct.

         Section 11.03 Indemnification Procedures.

                  (a) In the event that any action is commenced by a third party involving a claim for which a party required to provide indemnification hereunder (an "Indemnifying Party") may be liable to a party entitled to indemnification (an "Indemnified Party") hereunder (an "Asserted Liability"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability (the "Claim Notice"); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing, to defend against such Asserted Liability. If the Indemnifying Party undertakes to defend against such Asserted Liability, (i) the Indemnifying Party shall use its reasonable best efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement which does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof.

                  (b) If the Indemnifying Party does not undertake within the Notice Period to defend against such Asserted Liability, then the Indemnified Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party's rights to indemnification pursuant to this Agreement. The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such claim or demand. The Indemnified Party and the Indemnifying Party also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

                  (c) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments recoverable by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any tax benefit receivable by the Indemnified Party with respect to such Losses.

                  (d) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article XI to the extent any Losses were attributable to such Indemnified Party's own gross negligence or willful misconduct.

                  (e) To the extent that Seller makes any payment pursuant to this Article XI in respect of Losses for which Service Recipient or any of its Affiliates have a right to recover against a third party (including an insurance company), Service Provider shall be subrogated to the right of Service Recipient or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if Service Provider shall be prohibited from such subrogation, Service Recipient or its Affiliates, as applicable, shall seek recovery from such third party on Service Provider's behalf and pay any such recovery to Service Provider.

                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.01 Audit Rights. Throughout the Term and for seven (7) years thereafter, Service Provider shall maintain accurate and complete financial and operational records related to the Services in accordance with generally accepted accounting principles and any Canadian fiscal laws and shall make such records available for reasonable inspection and audit by Service Recipient or its designees and governmental or regulatory authorities. Service Recipient shall conduct such inspection and audit: (a) no more than once every six (6) month period, during Service Provider's regular business hours, at Service Provider's office where such materials are maintained (if applicable) and upon thirty (30) days' prior written notice from Service Recipient, or (b) more frequently as may required in order to comply with applicable laws. Service Provider shall provide to Service Recipient any assistance it may reasonably require in connection with such audits and inspections. Service Provider may require non-employees of Service Recipient who are directed by Service Recipient to perform any inspection and/or audit to agree, in writing, not to disclose to a third party information reasonably determined by Service Provider to be proprietary or confidential to Service Provider's business.

         Section 12.02 Assignment.

                  (a) Service Provider may assign this Agreement to any Affiliate of Service Provider, or in connection with a merger, amalgamation, reorganization, sale or other change of control of Service Provider or all or a substantial portion of its IT services organization if the assignee agrees in writing to be subject to the terms and conditions of this Agreement. Service Recipient may assign this Agreement in connection with a merger, amalgamation, reorganization, a sale of all or substantially all of Service Recipient's business or assets, or other change of control, if the assignee agrees in writing to be subject to the terms and conditions of this Agreement. Except as set forth in this Section, neither party may assign this Agreement without the prior, written consent of the other party.

                  (b) Any assignment or transfer in violation of Section 12.02(a) shall be void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

         Section 12.03 Metro Undertaking. Metro expressly undertakes that it shall cause Service Recipient to comply with its obligations under this Agreement.

         Section 12.04 Relationship of the Parties. Nothing in this Agreement shall be deemed to render any party an agent of any other party and or grant any party any authority to bind any other party, transact any business in the other party's name or on its behalf, or make any promises or representations on behalf of the other party. Each party will perform all of its respective obligations under this Agreement as an independent contractor, and no joint venture, partnership or other relationship shall be created or implied by this Agreement.

         Section 12.05 Force Majeure.

                  (a) Any failure or omission by either party in the performance of the Services under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the reasonable control of such party, including the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, terrorism, rebellion, insurrection, riot, invasion, strike or lockout (each a "Force Majeure").

                  (b) Each party will promptly notify the other, either orally or in writing, upon learning of the occurrence of a Force Majeure, and the parties will use reasonable efforts to identify alternative providers for any impacted Services during the continuance of the Force Majeure. Upon the cessation of the Force Majeure, unless otherwise agreed, the party affected by the Force Majeure will resume its performance with the least practicable delay. Notwithstanding the foregoing, if a party cannot perform any Service under this Agreement for a period of sixty (60) days due to a Force Majeure, either party may terminate its obligations regarding such Service by providing written notice to the other Party.

         Section 12.06 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York without regard to the conflicts of laws rules thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

         Section 12.07 Entire Agreement. This Agreement, including the Exhibits to this Agreement, as such Exhibits may be amended from time to time, constitutes the entire agreement among the parties relating to the Services and there are no further agreements or understandings, written or oral, among the parties with respect thereto.

         Section 12.08 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (that is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Service Recipient:

                  The Great Atlantic & Pacific Tea Company
                  5559 Dundas Street West
                  Etobicoke, Ontario M9B 1B1
                  Facsimile:  (416) 234-6693
                  Attention:  Christopher A. Appleton

                  If to Metro or the Purchaser, to:

                  Metro Inc.
                  11011 Boulevard Maurice-Duplessis
                  Montreal, Quebec  H1C 1V6
                  Attn: L.G. Serge Gadbois
                  Fax:  (514) 643-1215

                  with copies, in the case of notice to Service Recipient, Metro or the Purchaser, to:

                  Metro Inc.
                  Place Carillon
                  7151, Jean-Talon Street East
                  4th Floor
                  Anjou, Quebec  H1M 3N8
                  Attn: Simon Rivet
                  Fax:  (514) 356-5841

                  - and to -

                  Ogilvy Renault LLP
                  1981 McGill College Avenue
                  Suite 1100
                  Montreal, Quebec  H3A 3C1
                  Attn: Paul Raymond
                        Amar Leclair-Ghosh
                  Fax:  (514) 286-5474

                  If to the Service Provider:

                  The Great Atlantic & Pacific Tea Company, Inc.
                  2 Paragon Drive
                  Montvale, New Jersey 07645
                  Attn: Mitchell Goldstein
                  Fax:  (201) 571-8715

                  with copies, in the case of notice to Service Provider, to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Attn: Patricia Moran, Esq.
                  Fax:  (212) 735-2000

                  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         Section 12.09 Dispute Resolution. Any dispute, difference, disagreement, controversy or claim arising out of or in connection with this Agreement shall be subject to Section 9.3 of the Purchase Agreement.

         Section 12.10 Equitable Relief. The parties hereby expressly recognize and acknowledge that irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party, an aggrieved party under this Agreement shall be entitled to immediate injunctive relief to prevent irreparable harm, without the necessity of proving the inadequacy of money damages as a remedy or the necessity of posting a bond or other security. Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.

         Section 12.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to a party. Upon such determination that any term or other provisions are invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

         Section 12.12 Interpretation.

                  (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

                  (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

         Section 12.14 Further Cooperation. Each party agrees to cooperate with the others, at any other party's request, to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent of the terms of this Agreement.

         Section 12.15 Amendment and Waiver. This Agreement (including the Exhibits hereto) may not be amended or modified except by a writing signed by an authorized signatory of each party. No waiver by any party or any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default.

         Section 12.16 Duly Authorized Signatories. Each party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

         Section 12.17 Submission to Jurisdiction. Subject to Section 12.09 herein (Dispute Resolution) the parties hereby submit to the exclusive jurisdiction of the federal and provincial courts located in Toronto, Ontario (the "Ontario Courts") for the purpose of an order to compel arbitration, for preliminary relief in aid of arbitration or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and to the non-exclusive jurisdiction of the Ontario Courts for the enforcement of any arbitral award issued hereunder.

         Section 12.18 Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

         Section 12.19 No Third Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any person or entity, which is not a party or a permitted assignee of a party to this Agreement.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

                                              THE GREAT ATLANTIC & PACIFIC TEA
                                              COMPANY, INC.


                                              By: /s/ Mitchell P. Goldstein
                                                  -----------------------------
                                              Name:  Mitchell P. Goldstein
                                              Title: Executive Vice President,
                                                     Chief Financial Officer
                                                     and Secretary


                                              THE GREAT ATLANTIC & PACIFIC TEA
                                              COMPANY

                                              By: /s/ Christopher Appleton
                                                  -----------------------------
                                              Name:  Christopher Appleton
                                              Title: Secretary


                                              METRO INC.


                                              By: /s/ Pierre H. Lessard
                                                  -----------------------------
                                              Name:  Pierre H. Lessard
                                              Title: President and Chief
                                                     Executive Officer

                                              By: /s/ Eric Richer La Fleche
                                                  -----------------------------
                                              Name:  Eric Richer La Fleche
                                              Title: Executive Vice-President
                                                     and Chief Operating Officer

----------------------

(1) Note: These procedures will be substantially similar to what has been made available in the data room.